Separation of Employment Agreement and General Release
THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made as of this 8th day of November, 2015, by and between First Potomac Realty Investment Limited Partnership (the “Company”) and Douglas J. Donatelli (“Executive”).
WHEREAS, Executive formerly was employed by the Company as its President and Chief Executive Officer  pursuant to the terms of the Employment Agreement, dated  October 8, 2003, as amended by that Amendment to Employment Agreement dated December 19, 2008, (the “Employment Agreement”);
WHEREAS, the Employment Agreement provides for certain benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Employment Agreement, subject to the terms and conditions therein;
WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, such termination to be effective November 8, 2015 (“Date of Separation”);
WHEREAS, as of the Date of Separation, Executive shall resign as a member of the Board of Trustees of First Potomac Realty Trust and from any other trustee, director or officer positions he holds with the Company or any of its direct or indirect subsidiaries and affiliated entities and shall execute any additional resignation documents required by the Company, if any, to effectuate the foregoing; and
WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.
NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:
1.(a) Executive, for and in consideration of the commitments of the Company as set forth in paragraph 6 of this Agreement, and intending to be legally bound, does hereby unconditionally RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, trustees, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown or unforeseen, or which his heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to his employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, Maryland laws governing employment, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Notwithstanding the foregoing provisions of this paragraph 1, nothing herein will release the Company and its parent, subsidiaries and affiliates from (i) any obligation under this Agreement, including but not limited to indemnification rights; (ii) any obligation to provide all benefit entitlements under any benefit or welfare plan that were vested as of the Date of Separation, including the Company's 401(k) plan and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and (iii) any rights or claims that relate to events or circumstances that occur after the date of this Agreement.
(b)    To the fullest extent permitted by law, and subject to the provisions of paragraph 12 below, Executive represents and affirms that (i) he has not filed or caused to be filed on his behalf any claim for relief against the Company or any Releasee and, to the best of his knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on his behalf; and (ii) he has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) he will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement. Nothing contained herein shall restrict Executive’s right to file a charge or participate in an investigation, hearing or other proceeding before the Equal Employment Opportunity Commission, except that Executive agrees that he will not accept any recovery, award and/or damages from the Company as a result of any such investigation or proceeding.
2.Effective as of the Date of Separation, Executive hereby resigns as an employee and as a member of the Board of Trustees of First Potomac Realty Trust and from any other trustee, director or officer positions he holds with the Company or any of its direct or indirect subsidiaries and affiliated entities and shall execute any additional resignation documents required by the Company, if any, to effectuate the foregoing.
3.In consideration of the Company’s agreements as set forth in paragraph 6 herein, Executive agrees to be bound by the terms of the Company’s Non-Competition, Confidentiality and Non-Solicitation Agreement, effective as of October 8, 2003 (“Restrictive Covenants Agreement”), as amended by Exhibit A hereto.
4.Executive further agrees that he will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, trustees, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of his employment, irrespective of the truthfulness or falsity of such statement. The Company agrees that it shall instruct its executive officers and members of the Board of Trustees not to disparage or subvert the Executive.
5.On or as soon as reasonably practicable following the Date of Separation, the Company shall make a lump sum payment of $50,795 to Executive, net of any and all required withholdings, which represents the amount of Base Salary Executive would have earned during the thirty (30) day notice period set forth in the Employment Agreement.
6.In the event the Executive executes this Agreement within twenty-one (21) days of the Date of Separation and does not revoke this Agreement within the permissible seven (7) day revocation period pursuant to paragraph 18(f), the Company will pay Executive by wire transfer or direct deposit or otherwise provide the following benefits, net of any and all required withholdings, (collectively “the Payment”), commencing on the first day of the seventh month following the Date of Separation, unless otherwise indicated in this paragraph 6:
a.    A payment in the amount of $1,493,500 paid in equal installments consistent with the Company’s payroll practices over a twenty-three (23) month period, except that the first payment shall also include an amount representing installments that accumulated during the six (6) month-period following the Date of Separation and would have otherwise been paid during such period if there had been no delay in payment.
b.    A payment in the amount of $1,194,306, which represents the Executive’s pro-rated Incentive Pay, as defined in the Employment Agreement for 2015, paid in equal installments consistent with the Company’s payroll practices over an eighteen (18) month period, except that the first payment shall also include an amount representing installments that accumulated during the six (6) month-period following the Date of Separation that would otherwise have been paid during such period if there had been no delay in payment.
c.    Immediately following the Date of Separation, the Executive will be entitled to continue his group health and medical benefits in effect at the Date of Separation for himself, his spouse and dependents, for the period of twenty four (24) months following the Date of Separation, subject, however, to any changes or modifications (whether additions or reductions) to such benefits as the Company shall establish after the Date of Separation and which apply to all employees generally, provided, however, that where such coverage may not be continued or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided, the Company shall pay the Executive a monthly amount which approximately equals the after-tax monthly cost of coverage for Executive, his spouse and dependents at the time such coverage under the Company’s plan ceases. The COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code shall run concurrently with the foregoing twenty-four (24) month period.
d.    The issued and outstanding stock options and restricted stock awards granted to the Executive set forth on Exhibit B hereto will become fully vested and/or exercisable, as applicable, as of the date this Agreement has become irrevocable by the Executive. Within five business day of the Date of Separation, the Company will provide Executive with documentation with respect to the terms of the stock option award listed on Exhibit B. With respect to stock options that are vested and outstanding as of the Date of Separation, Executive will have until the earlier of (i) five years from the Date of Separation or (ii) the end of the applicable original term of the stock options to exercise such options.
e.    A lump sum payment of $440,000 payable on or prior to the tenth business day after this Agreement has become irrevocable by the Executive, which amount represents the fixed portion of the Long Term Incentive Award for the 2015 plan year.
f.    Reimbursement of reasonable documented attorneys’ fees of up to $10,000, which amounts will be reimbursed as soon as practicable following presentation of appropriate documentation, which must be presented no later than November 24, 2015 and shall be paid by the Company no later than December 31, 2015.
g.    The Executive may retain the iPad and iPhone issued to Executive by the Company with the understanding that no maintenance, calling, or data plans will be provided by the Company after the Date of Separation. For the avoidance of doubt, Executive is entitled to retain his personal cellular telephone number.
7.Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him in consideration for his acceptance and execution of, and in reliance upon his representations in, this Agreement. Executive acknowledges that if he had not executed this Agreement containing a release of all claims against the Company, he would only have been entitled to (i) accrued salary and vacation leave through the Date of Separation as required by law, (ii) payment of Base Salary for a thirty (30) day notice period, (iii) the payments provided in the Company’s standard severance pay plan for employees, (iv) payment for any authorized business expenses incurred by Executive prior to the Date of Separation; provided, however, that such expenses are supported by appropriate documentation, and (v) vested amounts payable to him under the Company’s 401(k) plan in accordance with the terms of such plan.
8.No other benefits other than those explicitly addressed herein are continued beyond the Date of Separation.
9.The Company will continue in force its directors and officers liability insurance coverages with respect to any claims that may be asserted against Executive arising out of Executive’s employment with the Company. Executive shall be eligible for indemnification on the same basis as other former officers of the Company in accordance with its bylaws and applicable law after the Date of Separation; provided, however, that such indemnification protection shall in no respect be less protective than Executive’s rights of indemnification as applicable and as in effect on the business day prior to the Date of Separation.
10.Executive acknowledges and agrees that the Company previously has satisfied any and all obligations owed to him under any employment agreement or offer letter he has with the Company and, further, that this Agreement supersedes the Employment Agreement and any other employment agreement or offer letter he has with the Company, and any and all prior agreements or understandings, whether written or oral, between the parties shall remain in full force and effect to the extent not inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to him in connection with the termination of his employment agreement or offer letter with the Company, or the terms of this Agreement; provided, however, that this Agreement does not supersede the Restrictive Covenants Agreement. Executive and the Company acknowledge and agree that the terms of Section 3.5(b) and Section 3.7 of the Employment Agreement shall continue in effect in accordance with their original terms.
11.Executive represents that he has returned to the Company and does not presently have in his possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of his prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, other than the equipment referenced in paragraph 6(g), Executive shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers. Subject to paragraph 6(g) above, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.
12.Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance, or human resources officer; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.
13.The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.
14.Executive agrees and recognizes that should he breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.
15.Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
16.This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland.
17.The Company represents that it is authorized to enter into this Agreement and that the Board will cause all actions to be taken in order to fulfill the Company’s obligations hereunder, including accelerating the vesting of all equity awards listed in Exhibit B and extending the stock option exercise period as provided under paragraph 6(d) above.
18.Executive certifies and acknowledges as follows:
(a)That he is releasing claims under the ADEA and OWBPA;
(b)That he has read the terms of this Agreement, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and everyone of its affiliated entities from any legal action arising out of his employment relationship with the Company and the termination of that employment relationship;
(c)That he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;
(d)That he has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;
(e)That he does not waive rights or claims that may arise after the date this Agreement is executed;
(f)That the Company has provided him with a period of twenty-one (21) days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to him; and
(g)Executive acknowledges that (i) this Agreement may be revoked by him in writing and delivered to the Company (attn.: General Counsel) within seven (7) days after execution of it by him, and (ii) this Agreement shall not become effective until the expiration of such seven day revocation period. In the event this Agreement is not revoked by the Executive within such seven day revocation period, the Payment will commence as set forth in paragraph 6 herein. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation Agreement and General Release this 8th day of November, 2015.
TO BE EFFECTIVE, A SIGNED AGREEMENT MUST BE DELIVERED TO UNDERSIGNED BY NO LATER THAN NOVEMBER 29, 2015.
/s/Douglas J. Donatelli
Douglas J. Donatelli

FIRST POTOMAC REALTY
INVESTMENT LIMITED PARTNERSHIP

By:    First Potomac Realty Trust
    Its general partner
By: /s/Terry Stevens
Name:    Terry Stevens
Title:    Chairman of the Board of Trustees

Exhibit A
Amendment to Non-Competition, Confidentiality and Non-Solicitation Agreement
The Company’s Non-Competition, Confidentiality and Non-Solicitation Agreement executed by the Executive on October 8, 2003 is hereby amended by restating paragraph 3(a) in its entirety to read as follows:

(a)    During my employment by the Company and for a period of one (1) year after my termination of employment for any reason, I will not, except with the prior written consent of the Board of Trustees of First Potomac Realty Trust (the “Board”), directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit my name to be used in connection with, any business or enterprise which is engaged in any business or enterprise that acquires, operates and develops properties in the industrial, flex and/or office property markets, within the Company’s “Service Area,” as defined below. For the purposes of this Exhibit A, “Service Area” shall mean (i) the States of Maryland and West Virginia, (ii) the Commonwealth of Virginia, (iii) Washington, D.C. and any other state or commonwealth in which the Company is doing business or has determined to do business at the date of my termination. For the avoidance of doubt, the foregoing shall not operate to prevent Executive from purchasing retail or residential properties in the Service Area.

Exhibit B
Schedule of Outstanding Equity Awards

•	The 12,597 restricted shares that remain unvested from the grant dated May 21, 2009.

•	The 24,218 restricted shares that remain unvested from the grant dated February 23, 2010.

•	The 7,951 restricted shares that remain unvested from the grant dated February 22, 2011.

•	The 22,347 restricted shares that remain unvested from the grant dated February 14, 2012.

•	The 22,739 restricted shares that remain unvested from the grant dated February 18, 2014.

•	The 36,333 restricted shares that remain unvested from the grant dated February 17, 2015.

•	The 265,625 options that remain unvested from the grant dated January 10, 2012.

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